Exhibit 5.1

May 4, 2011

RPX Corporation

One Market Plaza

Steuart Tower

Suite 700

San Francisco, CA 94105

Re:	RPX Corporation (the “Company”)

Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to your registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) in connection with the registration of (i) 7,386,846 shares of Common Stock (the “SOP Shares”) issuable under the 2008 Stock Plan (the “Stock Plan”) and (ii) 1,828,076 shares of Common Stock (the “EIP Shares”) issuable under the 2011 Equity Incentive Plan (the “EIP”). The SOP Shares and the EIP Shares are collectively referred to as the “Shares.”

As your counsel, we have examined such matters of fact and questions of law as we have deemed necessary in order to render the opinion set forth herein. In connection with our opinion expressed below, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible. We express no opinion as to matters governed by any laws other than the laws of the Delaware General Corporation Law and the federal laws of the United States.

Based upon and subject to the foregoing, we advise you that, in our opinion, when the Shares have been issued and sold pursuant to the applicable provisions of the Stock Plan or the EIP (as applicable), and in accordance with the Registration Statement on Form S-8, such Shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Gunderson Dettmer Stough

Villeneuve Franklin & Hachigian, LLP

GUNDERSON DETTMER STOUGH

VILLENEUVE FRANKLIN & HACHIGIAN, LLP